Rule 424(b)(2)

Registration No. 333-276616

Pricing Supplement dated September 16, 2024

amending the Pricing Supplement dated September 12, 2024

(To Prospectus dated January 19, 2024 and Prospectus Supplement dated January 22, 2024)

TOYOTA MOTOR CREDIT CORPORATION

Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the accompanying Prospectus Supplement shall have the meanings assigned to them in the accompanying Prospectus Supplement unless otherwise defined herein.

CUSIP: 89236TMM4

Principal Amount (in Specified Currency): $1,800,000,000 (includes the $1,750,000,000 Principal Amount referenced in the Pricing Supplement dated September 12, 2024 relating to the offering of the Issuer’s Securities). Toyota Motor Credit Corporation (“TMCC”) may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100.000%

Trade Date: September 12, 2024

Original Issue Date: September 17, 2024

Stated Maturity Date: September 17, 2025

Initial Interest Rate: The initial interest rate will be based on SOFR determined as of September 13, 2024, plus the Spread.

Interest Payment Dates: Each January 17, February 17, March 17, April 17, May 17, June 17, July 17, August 17, September 17, October 17, November 17 and December 17, beginning on October 17, 2024, and ending on the Stated Maturity Date.

Net Proceeds to Issuer: $1,798,410,000

Agents:

RBC Capital Markets, LLC (“RBC”)

Siebert Williams Shank & Co., LLC (“SWS”)

Toyota Financial Services Securities USA Corporation (“TFSS USA”)

RBC’s Discount or Commission: 0.030%

RBC’s Capacity:

[   ] Agent

[X] Principal

SWS’s Discount or Commission: 0.030%

SWS’s Capacity:

[   ] Agent

[X] Principal

TFSS USA’s Discount or Commission: 0.150%

TFSS USA’s Capacity:

[X] Agent

[   ] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:

[X] Regular Floating Rate Note

[   ] Inverse Floating Rate Note:

Fixed Interest Rate:

[   ] Floating Rate/Fixed Rate Note:

Fixed Interest Rate:

Fixed Rate Commencement Date:

[   ] Other Floating Rate Note (See attached Addendum)

Interest Rate Basis:

[   ] CMT Rate

[   ] Commercial Paper Rate

[   ] Compounded Daily SOFR

[   ] Compounded SOFR Index

[   ] Eleventh District Cost of Funds Rate

[   ] Federal Funds Rate

[   ] Federal Funds OIS Compound Rate

[   ] Prime Rate

[X] SOFR

[   ] Treasury Rate

[   ] Other (see attached Addendum)

If CMT:

Designated CMT Maturity Index:

Designated CMT Reuters Page:

[   ] FRBCMT

[   ] FEDCMT

If Treasury Rate:

Index Maturity:

Spread (+/-): +0.350%

Spread Multiplier: Not Applicable

Maximum Interest Rate: Not Applicable

Minimum Interest Rate: 0.000%

Initial Interest Reset Date: September 17, 2024

Interest Reset Dates: Each U.S. Government Securities Business Day in the relevant Interest Payment Calculation Period.

Interest Reset Period: Daily; each U.S. Government Securities Business Day

Interest Rate Reset Cutoff Date: Not Applicable

Interest Determination Date: The second U.S. Government Securities Business Day preceding the relevant Interest Reset Date.

Interest Payment Calculation Period: The period from and including one Interest Payment Date to but excluding the immediately following Interest Payment Date, provided that the first Interest Payment Calculation Period shall be from and including the Original Issue Date to but excluding the first Interest Payment Date.

If Compounded Daily SOFR:
Lookback Number:

Day Count Convention:

[   ] 30/360

[X] Actual/360

[   ] Actual/Actual

Business Day Convention:

[   ] Following

[X] Modified Following, adjusted

Business Days: New York and U.S. Government Securities Business Day

Redemption: Not Applicable

Redemption Date(s):

Notice of Redemption:

Repayment: Not Applicable

Optional Repayment Date(s):

Repayment Price:

Original Issue Discount: Yes (Short Term Note)

Specified Currency: U.S. dollars

Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:

Initial Interest Accrual Date:

The Floating Rate Medium-Term Notes, Series B, due September 17, 2025 (the “Notes”) will be ready for delivery in book-entry form only through The Depository Trust Company, and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking, S.A., on or about September 17, 2024.

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of the Ninth Amended and Restated Distribution Agreement (the “Distribution Agreement”), dated January 22, 2024, between TMCC and BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, RBC, SG Americas Securities, LLC, TD Securities (USA) LLC and TFSS USA, RBC, acting as principal, has agreed to purchase and TMCC has agreed to sell to RBC $875,000,000 in principal amount of the Notes (the “RBC Notes”) at 99.970% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.030% of such principal amount. Under the terms and conditions set forth in the Distribution Agreement, RBC is committed to take and pay for all of the RBC Notes offered hereby, if any are taken.

Under the terms and subject to the conditions of the Appointment Agreement dated September 16, 2024 and the Appointment Agreement Confirmation dated September 16, 2024 (collectively, the “SWS Appointment Agreement”), between TMCC and SWS, SWS, acting as principal, has agreed to purchase and TMCC has agreed to sell to SWS $50,000,000 in principal amount of the Notes (the “SWS Notes”) at 99.970% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.030% of such principal amount. Under the terms and conditions set forth in the SWS Appointment Agreement, SWS is committed to take and pay for all of the SWS Notes offered hereby, if any are taken.

Under the terms and subject to the conditions set forth in the Distribution Agreement, TMCC is hereby offering $875,000,000 in principal amount of the Notes through TFSS USA, acting as agent (the “TFSS USA Notes”), at 99.850% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.150% of such principal amount. TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.

LEGAL MATTERS

In the opinion of the General Counsel of TMCC, when the Notes offered by this Pricing Supplement and related Prospectus have been executed and issued by TMCC and authenticated by the trustee pursuant to the Indenture, dated as of August 1, 1991, between TMCC and The Bank of New York Mellon Trust Company, N.A. (“BONY”), as trustee, as amended and supplemented by the First Supplemental Indenture, dated as of October 1, 1991, among TMCC, BONY and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) (“DBTCA”), as trustee, the Second Supplemental Indenture, dated as of March 31, 2004, among TMCC, BONY and DBTCA, and the Third Supplemental Indenture, dated as of March 8, 2011, among TMCC, BONY and DBTCA (collectively, and as the same may be further amended, restated or supplemented, the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of TMCC, enforceable against TMCC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the trustee and other matters, all as stated in the letter of such counsel dated January 19, 2024 and filed as Exhibit 5.1 to TMCC’s Registration Statement on Form S-3 (File No. 333-276616) filed with the Securities and Exchange Commission on January 19, 2024.